TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-3606 Bill Pitts – 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Kim Reingold – 401-457-2494
Textron Reports Strong Third Quarter Results
on 15% Year-Over-Year Revenue Growth

EPS from Continuing Operations of $0.95 Compared to $0.68 a Year Ago

Increases Expected 2007 EPS from Continuing Operations Range by $0.22 and Free Cash Flow by $50 Million

Books 609 New Business Jet Orders to Date

Providence, Rhode Island – October 18, 2007– Textron Inc. (NYSE: TXT) today reported a 40% increase in earnings per share from continuing operations on a 15% revenue increase.

“Once again, we delivered an excellent quarter with strong organic revenue growth and improved profitability,” said Textron Chairman, President and CEO Lewis B. Campbell. “Our sustained strong operating performance allowed us to exceed our financial targets while continuing to invest in our longer-term growth.”

Third quarter 2007 revenue was $3.3 billion, up 15% from last year. Third quarter 2007 income from continuing operations was $0.95 per share, compared to $0.68 in the third quarter of 2006. Including discontinued operations, third quarter 2007 net income was $1.00 per share compared to $0.66 a year ago.

Year-to-date manufacturing cash flow from continuing operations was $654 million, resulting in free cash flow of $432 million.

2007 Outlook

Campbell added, “We see strong end-market demand continuing through the rest of the decade, which in concert with the benefits of our ongoing Transformation strategy, positions us to deliver significant growth in earnings, cash flow and shareholder value.”

Textron expects full-year 2007 revenues will be approximately $13 billion, up about 13.25% from last year. Earnings per share from continuing operations are now expected to be between $3.40 and $3.50, approximately $0.22 per share higher than the company’s previous target. The company now expects full-year 2007 free cash flow to be in the range of $600 - $650 million, up $50 million from its previous expectation.  The company’s outlook does not include any impact of its announced plan to acquire United Industrial Corporation.

Note: During the quarter, the company executed a two-for-one split of its common stock.  Textron’s stock began trading on a post-split basis on August 27, 2007.

Third Quarter Segment Results

Bell

Bell segment revenues increased $121 million in the third quarter, while segment profit increased $34 million.

U.S. Government revenues increased $108 million due to higher volume and acquisitions. The volume increase reflects higher V-22, H-1, Intelligent Battlefield Systems, and Armored Security Vehicle (“ASV”) volumes, partially offset by lower volume of Joint Direct Attack Munitions and helicopter spares and services.

Third quarter profit in our U.S. Government business increased $24 million due to favorable performance, partially offset by inflation.  Improved performance reflected the impact of recovery during the quarter of previously unreimbursed Armed Reconnaissance Helicopter System Development and Demonstration costs incurred primarily in 2006, the impact of H-1 charges recorded in last year’s third quarter and favorable ASV performance.

Commercial revenues for the quarter increased $13 million due to higher pricing and acquisitions, partially offset by an unfavorable product mix of delivered helicopters and lower spares and service revenues.

In the third quarter commercial profit increased $10 million due to higher pricing, which was partially offset by inflation.

Backlog at Bell Helicopter reached $3.65 billion at the end of the third quarter, an increase of about $40 million from the end of the second quarter.

Cessna

Revenues at Cessna increased $218 million due to higher volume, primarily related to Citation business jets, and higher pricing.

Segment profit increased $60 million due to higher pricing and volume, partially offset by inflation and increased product development expenses.

Cessna’s backlog hit another all-time high of $11.9 billion at the end of the third quarter of 2007, up $1.5 billion from the end of the second quarter.

Industrial

Industrial segment revenues increased $85 million due to higher volume, favorable foreign exchange and higher pricing.
Profit in the segment increased $18 million due to a gain on the sale of land, higher volumes and pricing, and improved cost performance, partially offset by inflation.

Finance

Revenues in the Finance segment increased $2 million primarily due to an increase in securitization and other fee income and higher average finance receivables. These increases were largely offset by the impact of a transaction in 2006 associated with a leveraged lease asset and market pricing pressures.

Profit in the Finance segment increased $1 million due to an increase in securitization and other fee income and a decrease in the provision for losses, partially offset by the impact of the 2006 leveraged lease transaction and higher operating expenses. The decrease in provision for losses is primarily attributable to lower growth in the receivable portfolio during the third quarter of 2007.

Conference Call Information

Textron will host a conference call today, October 18, 2007, at 9:00 a.m. Eastern time to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (877) 777-1973 in the U.S. or (651) 291-5254 outside of the U.S. (request the Textron Earnings Call).

The call will be recorded and available for playback beginning at 12:30 p.m. Eastern time on Thursday, October 18, 2007 by dialing (320) 365-3844; Access Code: 841346.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron

Textron Inc. is an $11 billion multi-industry company operating in 32 countries with approximately 40,000 employees.  The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this report and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: [a] changes in worldwide economic and political conditions that impact  demand  for our products, interest rates and foreign exchange rates; [b] the interruption of production at Textron facilities or Textron’s customers or suppliers; [c] Textron's ability to perform as anticipated and to control costs under contracts with the U.S. Government; [d] the U.S. Government's ability to unilaterally modify or terminate its contracts with Textron for the Government's convenience or for Textron's failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar Textron as a contractor eligible to receive future contract awards; [e] changes in national or international funding priorities and government policies on the export and import of military and commercial products; [f] the ability to control costs and successful implementation of various cost reduction programs; [g] the timing of new product launches and certifications of new aircraft products; [h] the occurrence of slowdowns or downturns in customer markets in which Textron products are sold or supplied or where Textron Financial offers financing; [i] changes in aircraft delivery schedules or cancellation of orders; [j] the impact of changes in tax legislation; [k] the extent to which Textron is able to pass raw material price increases through to customers or offset such price increases by reducing other costs; [l] Textron’s ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; [m] Textron's ability to realize full value of receivables; [n] the availability and cost of insurance; [o] increases in pension expenses and other post-retirement employee costs; [p] Textron Financial’s ability to maintain portfolio credit quality; [q] Textron Financial’s access to debt financing at competitive rates; [r] uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; [s] performance of acquisitions; [t] the efficacy of research and development investments to develop new products; [u] the launching of significant new products or programs which could result in unanticipated expenses; [v] bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in Textron’s supply chain or difficulty in collecting amounts owed by such customers and [w] the occurrence of any event, change or other circumstance that could give rise to the termination of the UIC Agreement and Plan of Merger.

Further information on risks and uncertainties that may impact forward-looking statements is discussed under "Risk Factors" in our most recent Annual Report on Form 10-K and, where applicable, subsequent Quarterly Reports on Form 10-Q.

TEXTRON INC.
Revenues and Income by Business Segment
Three and Nine Months Ended September 29, 2007 and September 30, 2006
(Dollars in millions except per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

REVENUES
MANUFACTURING:
Bell	$976	$855	$2,830	$2,443
Cessna	1,268	1,050	3,439	2,924
Industrial	805	720	2,530	2,336
	3,049	2,625	8,799	7,703
FINANCE	214	212	663	586
Total revenues	$3,263	$2,837	$9,462	$8,289

PROFIT
MANUFACTURING:
Bell	$101	$67	$251	$201
Cessna	222	162	577	432
Industrial	46	28	165	131
	369	257	993	764
FINANCE	54	53	174	158
Segment profit	423	310	1,167	922
Corporate expenses and other, net	(51)	(45)	(167)	(142)
Interest expense, net	(19)	(23)	(66)	(70)
Income from continuing operations
Before income taxes	353	242	934	710
Income taxes	(111)	(67)	(279)	(200)
Income from continuing operations	242	175	655	510
Discontinued operations, net of income taxes (a)	13	(6)	6	(104)
Net income	$255	$169	$661	$406
Earnings per share (b):
Income from continuing operations	$0.95	$0.68	$2.57	$1.95
Discontinued operations, net of income taxes (a)	0.05	(0.02)	0.03	(0.40)
Net income	$1.00	$0.66	$2.60	$1.55
Average diluted shares outstanding (b)	254,321,000	256,759,000	254,597,000	261,698,000

(a)
The 2007 income from discontinued operations is primarily related to income taxes.  The 2006 loss from discontinued operations is primarily due to an after-tax impairment charge of $120 million in the Fastening Systems business.

(b)
On July 18, 2007, Textron announced a two-for-one split of our common stock, which was effected in the form of a 100% stock dividend that was distributed on August 24, 2007 to shareholders of record on August 3, 2007.  Earnings per share and average diluted shares outstanding have been restated to reflect the stock split.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	September 29, 2007	December 30, 2006
Assets
Cash and cash equivalents	$901	$733
Accounts receivable, net	1,082	964
Inventories	2,634	2,069
Other current assets	567	521
Net property, plant and equipment	1,832	1,773
Other assets	2,551	2,490
Textron Finance assets	8,869	9,000
Total Assets	$18,436	$17,550

Liabilities and Shareholders' Equity
Current portion of long-term and short-term debt	$93	$80
Other current liabilities	3,334	2,914
Other liabilities	2,366	2,329
Long-term debt	1,730	1,720
Textron Finance liabilities	7,768	7,858
Total Liabilities	15,291	14,901

Total Shareholders’ Equity	3,145	2,649
Total Liabilities and Shareholders’ Equity	$18,436	$17,550

TEXTRON INC.
Calculation of Free Cash Flow
Q3 2007
(Dollars in millions)

	Third Quarter		Year-to-Date
	2007	2006	2007	2006
Net cash provided by operating activities of continuing operations	$374	$310	$654	$636
Less: capital expenditures	(85)	(87)	(223)	(216)
Plus: proceeds on sale of property, plant and equipment	20	1	23	4
Less: capital expenditures financed through capital leases	-	(9)	(22)	(14)
Free cash flow	$309	$215	$432	$410